UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/09/2009

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

207-775-8100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(e). Compensatory Arrangements of Certain Officers.
On December 9, 2009, we revised our employment agreement with Mark S. Thompson, our chairman, president and chief executive officer. The new agreement modifies the previous agreement as follows:
-    In the event we are required to pay severance benefits associated with a termination of Mr. Thompson's employment within 6 months before or 12 months after a change in control (as defined in the agreement), Mr. Thompson will be responsible for any excise tax that might apply under Sections 280G and 4999 of the Internal Revenue Code. In addition, we can reduce any such severance payments, in a manner specified in the agreement, if such a reduction (i) would result in no portion of such payments being subject to the excise tax and (ii) the net amount received by Mr. Thompson (after payment of all taxes by him) is greater than the amount received if the full amount were to be paid and the excise tax applied.
-    Mr. Thompson will be responsible for all other taxes that may apply to any payments or other benefits under the agreement.
-    Equity awards granted to Mr. Thompson following December 9, 2009 will be governed by the terms and conditions of the company stock plan and award agreements under the plan.
-    Additional non-material modifications to the agreement have been made.
Otherwise, the terms and conditions of the new agreement are the same as those of the previous agreement dated as of April 6, 2005. We disclosed the terms and conditions of the previous agreement in proxy statements and other previous filings, including our definitive proxy statement on Schedule 14A filed with the S.E.C. on April 3, 2009 and a current report on Form 8-K filed April 6, 2005, which disclosures are incorporated into this disclosure by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: December 15, 2009	By:	/s/
Paul S. Delva
Senior Vice President, General Counsel and Corporate Secretary